UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 17, 2019

Tandem Diabetes Care, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36189	20-4327508
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11075 Roselle Street, San Diego, CA	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 366-6900

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	TNDM	NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01           Entry Into a Material Definitive Agreement.

On May 17, 2019, Tandem Diabetes Care, Inc. (the “Company”) entered into a First Amendment to its existing Office Lease dated as of January 10, 2019 (the “Lease”) with TREA PACIFIC PLAZA, LLC (the “Landlord”) pursuant to which the Company currently leases from the Landlord certain premises consisting of approximately 25,332 square feet located at 10935 Vista Sorrento Parkway, San Diego, California (the “Current Premises”). The First Amendment has an effective date of May 15, 2019, and expands the leased premises at the same property by approximately 33,681 square feet of additional general administrative office space (the “Expansion Space”) and extends the lease term for the Current Premises.

The First Amendment expands the leased premises in two phases. The term for Phase 1 of the Expansion Space, covering approximately 8,806 square feet, commences on May 15, 2019. Subject to limited exceptions, the term for Phase 2 of the Expansion Space, covering the remaining 24,875 square feet, is expected to commence on the earlier of the date on which the Company substantially completes certain specified work related to tenant improvements, or (ii) January 1, 2020 (the “Phase 2 Commencement Date”).

Under the terms of the First Amendment, the lease term for the Expansion Space and the Current Premises will expire concurrently on the last day of the thirty-seventh full calendar month following the Phase 2 Commencement Date, or approximately December 31, 2022. The Company has a one-time option to extend the term of the entire Lease, covering both the Current Premises and the Expansion Space, by delivering prior written notice to the Landlord in accordance with the terms of the Lease.

The obligation to begin making payments for the initial monthly base rent of $33,463 for Phase 1 of the Expansion Space commences in May 2019, but is abated through June 25, 2019, and the initial monthly base rent of $94,525 for Phase 2 of the Expansion Space commences on the Phase 2 Commencement Date, but will be abated for 45 days thereafter. The initial monthly base rent for each Phase of the Expansion Space will increase annually by 3.0% on the anniversary of their respective commencement dates. The monthly base rent includes the Company’s proportionate share of certain ongoing operating expenses throughout the duration of the Lease. The base rent for the Current Premises remains unchanged under the First Amendment. Also, the tenant improvements for Phase 2 of the Expansion Space will be paid for by the Company, except that Landlord has agreed to contribute an allowance of $298,750 in total.

Future minimum payments under the Lease, as amended by the First Amendment, which includes reimbursement of certain Landlord operating expenses, are expected to be as follows:

Year Ended December 31,	Current Premises	Expansion Space	Total
2019*	$ 185	$ 201	$ 386
2020	1,137	1,452	2,589
2021	1,171	1,593	2,764
2022	1,207	1,641	2,848
Thereafter	-	-	-
Total	$ 3,700	$ 4,887	$ 8,587

* Excludes the cost of tenant improvements for the Expansion Space, and payments made with respect to the Current Premises prior to the date of the First Amendment.

The foregoing description of the First Amendment does not purport to be complete and is qualified in its entirety by the First Amendment, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tandem Diabetes Care, Inc.

By:	/s/ David B. Berger
David B. Berger
Executive Vice President, Chief Legal & Compliance Officer

Date:  May 22, 2019